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                                                                     EXHIBIT 3.4
                            CERTIFICATE OF AMENDMENT
                                     OF THE
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               ARTISTDIRECT, INC.

                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

         ARTISTdirect, Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

         FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation's Third Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock to fifteen million (15,000,000) shares, par value $0.01; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2002 Annual Meeting of Stockholders.

         SECOND: That upon the effectiveness of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation is hereby amended by amending and restating the second sentence of Article IV to read as follows:

         "Fifteen Million (15,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.01 per share."

         THIRD: That, in accordance with the provisions of the Delaware General Corporation Law and the Corporation's Certificate of Incorporation, the holders of 66 2/3% of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2002 Annual Meeting of Stockholders held on May 30, 2002.

         FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by Frederick W. Field, its Chairman and Chief Executive Officer, and attested to by James B. Carroll, its Executive Vice President, Chief Financial Officer and Secretary, this 3rd day of June, 2002.

                                             ARTISTDIRECT, INC.

                                             By:  /s/ FREDERICK W. FIELD
                                                --------------------------------
                                                  Frederick W. Field
                                                  Chairman and Chief Executive
                                                  Officer

ATTEST:



     /s/ JAMES B. CARROLL
------------------------------------
     James B. Carroll
     Executive Vice President,
     Chief Financial Officer and Secretary